Exhibit 10.14

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), dated as of February 22, 2011 (the “Effective Date”), by and between Jennifer Convertibles, Inc. (the “Company), having its principal place of business at 417 Crossways Park Drive, Woodbury, New York 11797 and Rami Abada (“Executive”, and the Company and the Executive collectively referred to herein as the “Parties”).

W I T N E S S E T H:

WHEREAS, the Executive is currently serving as President, Chief Operating Officer and Chief Financial Officer (“CFO”) and Vice Chairman of the Board of Directors of the Company (the “Board”);

WHEREAS, the Company desires to continue to employ Executive as the President and CFO of the Company, and the Parties desire to enter into this Agreement embodying the terms of such employment;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises of the Parties contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.           Title and Job Duties.

(a)           Subject to the terms and conditions set forth in this Agreement, the Company agrees to continue to employ Executive as President, CFO and Vice Chairman of the Board.  In this capacity, Executive shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as the Board shall designate from time to time that are not inconsistent with the Executive’s position as President, CFO and Vice Chairman of the Board.  Executive shall report directly to the Chief Executive Officer (“CEO”).  Executive’s office shall be located in Woodbury, New York.

(b)           Executive accepts such employment and agrees, during the term of his employment, to devote his full business and professional time and energy to the Company.  Executive agrees to carry out and abide by all lawful directions of the CEO or the Board that are consistent with his position as President or his position as CFO.

(c)           Without limiting the generality of the foregoing, Executive shall not, without the written approval of the Company, render services of a business or commercial nature on his own behalf or on behalf of any other person, firm, or corporation, whether for compensation or otherwise, during his employment hereunder, provided that the foregoing shall not prevent the Executive from (i) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board, other for profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, (iii) serving on the board of directors of a family owned business owned by members of Executive’s family, and (iv) managing Executive’s passive personal investments so long as such activities in the aggregate do not materially interfere or conflict with Executive’s duties hereunder or create a potential business or fiduciary conflict.

(d)           Executive may own passive investments in Competing Businesses, defined below (including, but not limited to, indirect investments through mutual funds), provided the securities of the Competing Business are publicly traded and Executive does not own or control, directly or indirectly, more than one percent (1%) of the outstanding voting rights or equity of the Competing Business.  “Competing Business” means any corporation, partnership, limited liability company or other entity or person (other than the Company) which is engaged in any business carried on by any of the Company, its parents, subsidiaries, divisions or affiliates.

2.           Salary and Additional Compensation.

(a)           Base Salary.  The Company shall pay to Executive an annual base salary of $400,000 less applicable withholdings and deductions, in accordance with the Company’s normal payroll procedures.

(b)           Bonus.  Executive shall be eligible for a bonus of $25,000 for the fiscal year ending August 31, 2011 which shall be awarded by the Board of Directors in its sole discretion and, if awarded, paid in a lump sum within ninety (90) days of the end of the 2011 fiscal year.  Thereafter, the Company shall pay to Executive an annual bonus for each fiscal year in an amount equal to five percent (5%) of the Employer’s Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”).  Such bonuses shall be paid each year within thirty (30) days of the date that the Company’s audited financial statements are issued.

(i)           For purposes of this Agreement, “EBITDA” in any given year or years shall exclude (i) the effects, if any, of the Company’s obligations to pay the Extension Fee arid to reimburse legal fees pursuant to Amendment Number 1 to the Merchant Agreement dated January’ 13, 2010 between the Company, Merrick Bank, and Renaissance Associates, and (ii) such other extraordinary and non-recurring payments as the Board of Directors in its sole discretion may decide.

(c)           Options.  On the Effective Date, the Company shall grant to Executive an option to purchase five percent (5%) of the Company’s common stock (“Options”) at an exercise price equivalent to $144,444 for one percent (I%) of the Company’s common stock (which the Parties agree represents the fair market value of the Company’s common stock on the Effective Date), and the Options shall vest as follows:

(i)           Vesting of Time-Based Options.  Twenty percent (20%) of the Options shall vest on August 27, 2011, twenty percent (20%) of the Options shall vest on August 26, 2012, and twenty percent (20%) of the Options shall vest on August 31, 2013, subject in each case to the Executive being employed by the Company on each such respective date.

(ii)           Vesting of Performance-Based Options.  An additional twenty percent (20%) of the Options shall vest on each of August 31, 2012 and August 31, 2013, respectively, provided Executive is employed by the Company on each of those dates, and provided the Company meets or exceeds 85% of the EBITDA forecasted in the Company’s annual budget approved by the Board of Directors in each respective fiscal year 2012 and 2013.

3.           Expenses.  In accordance with Company policy, the Company shall reimburse Executive for all reasonable business expenses properly and reasonably incurred and paid by Executive in the performance of his duties under this Agreement upon his presentment of detailed receipts in the form required by the Company’s policy.

4.           Benefits.

(a)           Vacation.  Executive shall be entitled to three (3) weeks of vacation per year of employment.

(b)           Health Insurance and Other Plans.  Executive shall be eligible to participate in the Company’s medical, dental, and other employee benefit programs, if any, that are provided by the Company for its employees generally, at levels commensurate with Executive’s position, in accordance with the provisions of any such plans, as the same may be in effect from time to time.

(c)           Car Allowance.  The Company shall pay to Executive a car allowance of $1,000 per month.  The Company shall reimburse Executive for all reasonable gasoline purchases for Executive’s car.

5.           Term.  The terms set forth in this Agreement will commence on the Effective Date hereof and shall remain in effect through August 31, 2013 (the “Term”) unless earlier terminated as otherwise provided herein.  The Term shall automatically renew for additional one (1) year periods (also, the “Term”), unless either of the Parties gives written notice to the other of non-renewal ninety (90) days or more prior to the expiration of the Term.

6.           Termination.

(a)           Termination at the Company’s Election.

(i)           For Cause.  At the election of the Company, Executive’s employment may be terminated for Cause (as defined below) upon written notice to Executive pursuant to Section 9 of this Agreement.  For purposes of this Agreement, “Cause” for termination shall mean that Executive: (A) has been convicted of; plead guilty or no contest to a felony or to a crime involving moral turpitude or theft; (B) engages in misconduct detrimental to the Company; or (C) materially fails to comply with applicable laws with respect to the Company’s operations, provided that if the Company provides written notice of Cause pursuant to (B) through (C), the Executive shall be given thirty (30) days from the date of such written notice to cure such conduct if such breach is curable. At the time the Company provides such written notice of Cause, the Company, at its sole discretion, may temporarily relieve Executive of his duties and may absent him from the premises pending the cure period.

(ii)           Upon Disability, Death or Without Cause.  At the election of the Company, Executive’s employment may be terminated without Cause: (A) should Executive 3 become physically or mentally unable to perform his duties for the Company hereunder and such incapacity has continued for a total of ninety (90) consecutive days or any one hundred eighty (180) days in a period of three hundred sixty-five (365) consecutive days (a “Disability”); (B) upon Executive’s death (“Death”); or (C) upon written notice for any other reason or for no reason at all.

(b)           Termination at the Executive’s Election.

(i)           For Good Reason.  At Executive’s election, Executive’s employment may be terminated for Good Reason (as defined below) by providing notice to the Company pursuant to Section 9 of this Agreement.  For purposes of this Agreement, “Good Reason” shall be deemed to exist if the following actions occur without Executive’s consent: (A) a material diminution in Executive’s Base Salary; (B) a material diminution in Executive’s authority, duties or responsibilities under this Agreement; or (C) the Company requires Executive to relocate his office to a location outside of the continental United States.  In the event any of the occurrences in (A) through (C) above has occurred, the Company shall be given written notice by Executive of Executive’s intention to so terminate Executive’s employment, such notice: (i) to state in detail the particular acts or failures to act that constitute the grounds on which the proposed termination for Good Reason is based, (ii) to be given within sixty (60) days after the first occurrence of such acts or failures to act, and (iii) the Company shall have thirty (30) days following receipt of such notice to cure such acts or failures to act in all material respects. If the Company has not cured such acts or failures to act within the thirty (30) day cure period, then the Executive’s employment shall be immediately terminated for Good Reason.

(ii)           Voluntary Resignation.  Notwithstanding anything contained elsewhere in this Agreement to the contrary, Executive may terminate his employment hereunder at any time and for any reason whatsoever or for no reason at all in Executive’s sole discretion by giving sixty (60) days written notice pursuant to Section 9 of this Agreement (“Voluntary Resignation”).

7.           Payments Upon Termination of Employment.

(a)           Termination for Death, Disability, Cause or Voluntary Resignation.  If, prior to the expiration of the Term, the Executive’s employment is terminated by the Company for Cause or as a result of the Executive’s Voluntary Resignation, the Executive shall be entitled to the following amounts only: (A) payment of his Base Salary accrued up to and including the date of termination or resignation payable within thirty (30) days following termination or resignation; (B) payment in lieu of any accrued but unused vacation time, subject to and in accordance with the Company’s vacation policy; (C) payment of any unreimbursed expenses in accordance with the Company’s business expense reimbursement policy; and (D) payments and benefits under any Company benefit plan, program or policy that Executive participated in during employment and paid pursuant to the terms of such plan, program or policy (collectively, the “Accrued Obligations”).

(b)           Termination By Means of Non-Renewal of the Term by the Company, Termination Without Cause, or Termination By Executive For Good Reason.  If Executive’s employment is terminated at the Company’s election either by means of non-renewal of the Term or without Cause or at the Executive’s election for Good Reason, Executive shall be entitled to receive the following:

(i)           the Accrued Obligations;

(ii)           a lump sum severance payment equal to nine (9) months of Executive’s base salary if the termination occurs on or before December 31, 2011 or six (6) months of Executive’s base salary if the termination occurs on or after January 1, 2012 (the “Severance Payment”) payable within thirty (30) days of termination;

(iii)           if the date of the termination is on or after September 1, 2011, provided that Executive has been employed by the Company for at least six (6) months of the fiscal year in which the termination occurs, a bonus payment equal to five percent (5%) of EBITDA for that fiscal year, multiplied by: the percentage of the fiscal year that the Executive was employed by the Company, multiplied by itself For example, if Executive’s employment is terminated in May of a fiscal year, the EBITDA for that year is $5,000,000, and Executive has been employed for seventy-five percent (75%) of such fiscal year, the calculation of his bonus following termination shall be as follows: five percent (5%) of EBITDA multiplied by seventy-five percent (75%), multiplied by seventy-five percent (75%) (or $250,000 x .75 x .75 = $140,625).  Such prorated portion of the annual bonus shall be paid in a lump sum payment within thirty (30) days of the issuance of the Company’s audited financial statements for such fiscal year, but not later than the last day of the calendar year in which the termination occurs (the “Bonus Payment”);

(iv)           immediate vesting of a prorated portion of the Options that are scheduled to vest pursuant to Section 2(c)(i) in the fiscal year during which Executive’s employment is terminated, prorated based on the percentage of the fiscal year that Executive was employed by the Company.  If Executive’s employment is terminated during fiscal year 2011, the Options shall be prorated based on the percentage of the six (6) month period between March 1, 2011 and August 31, 2011 that Executive was employed; and

(v)           provided (a) Executive has been employed by the Company for at least six (6) months of the fiscal year in which the termination occurs, (b) that during the portion of the fiscal year in which Executive was employed by the Company, the Company meets or exceeds 85% of the EBITDA forecasted in the Company’s annual budget approved by the Board, for the portion of the fiscal year during which Executive was employed, and (c) that in the fiscal year in which the termination occurs the Company meets or exceeds 85% of the EBITDA forecasted in the Company’s annual budget approved by the Board, then the Options that would otherwise have vested in the fiscal year during which Executive’s employment was terminated pursuant to Section 2(c)(ii), prorated for the portion of the fiscal year during which Executive was employed, shall vest upon the issuance of the Company’s audited financial statements for such fiscal year.

(vi)           The payments and vesting set forth in set forth in Sections 7(h)(ii), 7(b)(iii), 7(b)(iv) and 7(b)(v) above shall be subject to Executive’s execution and delivery of a general release (that is no longer subject to revocation under applicable law) of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns in the form that is acceptable to the Company (the “General Release”).  All payments under Sections 7(b)(ii) and 7(b)(iii) shall begin within sixty (60) days following termination of employment, provided, however, that if the sixty (60) day period begins in one calendar year and ends in the second calendar year, payment and/or grants will be made on the first day in the second calendar year after Executive’s execution and delivery of the General Release (that is no longer subject to revocation under applicable law).

(c)           Notwithstanding the foregoing, Executive agrees that in the event that all or a portion of any payment described in Subparagraph (b) of this Paragraph 7 constitutes nonqualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Executive is at such time a specified employee, such payment or payments that constitute nonqualified deferred compensation within the meaning of the Code shall not be made prior to the date which is six (6) months after the date Employee separates from service (within the meaning of the Code).

(d)           No Mitigation.  Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and no amounts earned pursuant to other employment shall be set—off against the amounts due hereunder.

8.           Legal Fees.  The Company shall reimburse Executive for reasonable, documented legal fees incurred by Executive in connection with the negotiation and execution of this Agreement in an amount not to exceed $2,500.

9.           Notice.  Any notice or other communication required or permitted to be given to the Parties shall be deemed to have been given if personally delivered, if sent by nationally recognized overnight courier or if mailed by certified or registered mail, return receipt requested, first class postage prepaid, and addressed as follows:

If to Executive, to:
the home address shown on the records of the Company.

If to the Company, to:
Jennifer Convertibles, Inc.
417 Crossways Park Drive
Woodbury, New York 11797
Attention: Gebing (“Morris”) Zou

with a copy to:
James Jiang
c/o King & Wood
444 Madison Avenue, 42” Floor
New York, New York 10022

10.           Severability.  If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

11.           Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the conflict of laws provisions thereof.  Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be submitted to the exclusive jurisdiction of any state or federal court in New York County.

12.           Indemnification and Liability Insurance.  The Company shall indemnify and cover Executive under the Company’s directors’ and officers’ liability insurance during the Term in the same amount and to the same extent as the Company indemnifies and covers its other officers and directors.

13.           Waiver.  The waiver by either Party of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach.  The failure of a Party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.  Any waiver must be- in writing.

14.           Assignment.  This Agreement is a personal contract and Executive may not sell, transfer, assign, pledge or hypothecate his rights, interests and obligations hereunder.  Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Executive and his personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns.

15.           Entire Agreement.  This Agreement embodies all of the representations, warranties, and agreements between the Parties relating to Executive’s employment with the Company.  No other representations, warranties, covenants, understandings, or agreements exist between the Parties relating to Executive’s employment.  This Agreement shall supersede all prior agreements, written or oral, relating to Executive’s employment.  This Agreement may not be amended or modified except by a writing signed by the Parties.

16.           Code Section 409A Compliance.

(a)           The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that as a result of subsequent published guidance issued by the I.R.S. upon which taxpayers generally rely, any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company independently makes such determination, the Company shall, after consulting with the Executive, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company and is tax neutral to the Company of the applicable provision without violating the provisions of Code Section 409A.

(b)           A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(13), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) thirty (30) days from the date of the Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 20 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum with interest at the prime rate as published in The Wall Street Journal on the first business day of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)           With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(d)           For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date above.

JENNIFER CONVERTIBLES, INC.

By:	/s/ Gebing (“Morris”) Zou
	Name:	Gebing (“Morris”) Zou
	Title:	Chief Executive Officer

Agreed to and Accepted:

/s/ Rami Abada
Rami Abada